Exhibit 11

                     NACCO Industries, Inc. And Subsidiaries
                                    Form 10-Q
                        Computation of Earnings per Share

                                            THREE MONTHS ENDED   SIX MONTHS ENDED
                                                 JUNE 30             JUNE 30
                                            ------------------   ----------------
                                              1997     1996       1997      1996
                                           --------- --------- --------- ---------

                                           (Dollars and shares in millions, except
                                                        per share data)

Net income                                 $    14.9  $    14.0 $    17.7 $   26.9
                                           =========  ========= ========= ========
Per share amounts reported
to stockholders - Note 1:                  $    1.82 $     1.56 $    2.16 $   3.00
                                           =========  ========= ========= ========

Primary:
   Weighted average shares outstanding          8.18       8.98      8.18    8.979
   Dilutive stock options - Note 2                 7         12         8       12
                                           ---------   --------- --------- -------
         Totals                                 8.19       8.99      8.19    8.991
                                           =========   ========= ========= =======


Net income per share                       $    1.82 $     1.56 $    2.16 $   3.00
                                           =========  ========= ========= ========


Fully diluted:
   Weighted average shares outstanding          8.18       8.98      8.18    8.979
   Dilutive stock options - Note 2                10         12        10       12
                                           ---------  --------- ---------  -------
         Totals                                 8.19       8.99      8.19    8.991
                                           ========== ========= ========= ========


Net income per share                       $    1.82  $    1.56 $    2.16 $   3.00
                                           =========  ========= =========  =======

  Note 1 - Per share earnings have been computed and reported to the stockholders pursuant to APB Opinion No. 15, which provides that "any reduction of less than 3% in the aggregate need not be considered as dilution in the computation and presentation of earnings per share data."

  Note 2 - Dilutive stock options are calculated based on the treasury stock method. For primary per share earnings the average market price is used. For fully diluted per share earnings the period-end market price, if higher than the average market price, is used.